As filed with the Securities and Exchange Commission on January 28, 2019

Registration No. 333-228926

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZOMEDICA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Alberta, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Phoenix Drive, Suite 190

Ann Arbor, Michigan 48108

(734) 369-2555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald Solensky, Jr.

President and Chief Executive Officer

100 Phoenix Drive, Suite 190

Ann Arbor, Michigan 48108

(734) 369-2555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

John D. Hogoboom	Paul Bolger
Lowenstein Sandler LLP	Tingle Merrett LLP
1251 Ave of the Americas	1250, 639 – 5th Avenue S.W.
New York, New York 10020	Calgary, Alberta T2P 0M9
Tel: (212) 262-6700	Tel: (403) 571-8006
Fax: (212) 262-7402	Fax: (403) 571-8008

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:	☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.	☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.	☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.	☐

Large accelerated filer:	☐	Accelerated filer:	☒

Non-accelerated filer:	☐ (Do not check if a smaller reporting company)	Smaller reporting company:	☒
		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to the guidance provided in the Division of Corporation Finance Announcement Regarding Recommencement of Operations, dated January 27, 2019, this Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-3 (Registration No. 333-228926) of Zomedica Pharmaceuticals Corp. (the “Registration Statement”) is being filed solely for the purpose of reinserting the delaying legend provided by Rule 473(a) of the Securities Act of 1933. Amendment No. 2 does not modify any provision of the base prospectus or the sales agreement prospectus that form a part of the Registration Statement. Accordingly, the base prospectus and the sales agreement prospectus have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered hereby.

EXPENSE		AMOUNT
SEC Registration Fee		$36,360
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Trustee Fees		*
Printing		*
Miscellaneous		*
Total	$	*

*	Estimated fees and expenses are not presently known. The foregoing sets forth the general categories of fees and expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement. An estimate of the aggregate fees and expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Under the Business Corporations Act (Alberta), or ABCA, except in respect of an action by or on behalf of the company to procure a judgment in its favor, we may indemnify a director or officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that company or body corporate, if:

(i)	was substantially successful on the merits in the person’s defence of the action or proceeding,

(ii)	fulfils the conditions set out in paragraphs (a) and (b) above, and

(iii)	is fairly and reasonably entitled to indemnity.

The ABCA provides that we may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to above, but if the person does not meet the conditions of paragraphs (i), (ii) and (iii) above he or she shall repay the funds advanced.

In accordance with the ABCA, we may purchase and maintain insurance for the benefit of any director or officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives against any liability incurred by the person:

(a)	in the person’s capacity as a director or officer of the company, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the company; or

(b)	in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the company’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

In addition to the foregoing provisions of the ABCA, our by-laws require us to indemnify each of our directors, officers, former directors and officers and persons who act or acted at our request as a director or officer, or in a similar capacity, of a body corporate of which the company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which the individual is made a party by reason of being or having been a director of officer of us or such body corporate, provided that he:

•	acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our by-laws authorize us, with the approval of our board of directors, to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer of another entity, against any liability incurred by him or her. We currently maintain insurance policies in the amount of $3.75 million per covered person.

The employment agreements for our chief financial officer, Shameze Rampertab, and our chief executive officer, Gerald Solensky contain an indemnification provision pursuant to which we agree to indemnify, hold harmless and pay advancements on any expenses either officer may sustain before or after termination in relation to our affairs and his duties as an officer or director of us to the maximum extent allowed under Alberta law.

Item 16. Exhibits

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately following the signature page to this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about registrant or its securities provided by or on behalf of the registrant; and

(d)	Any other communication that is an offer in the offering made by a registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)	The undersigned hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on January 28, 2019.

ZOMEDICA PHARMACEUTICALS CORP.

By:	/s/ Gerald Solensky, Jr.
Gerald Solensky, Jr.
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gerald Solensky, Jr.	Chairman of the Board, President, Chief Executive Officer	January 28, 2019
Gerald Solensky, Jr.	(Principal Executive Officer)

/s/ Shameze Rampertab	Chief Financial Officer, Corporate Secretary and Director	January 28, 2019
Shameze Rampertab	(Principal Financial and Accounting Officer)

*	Director	January 28, 2019
James LeBar

*	Director	January 28, 2019
Rodney Williams

*	Director	January 28, 2019
Jeffrey Rowe

*By:	/s/ Gerald Solensky, Jr.
Gerald Solensky, Jr.
Attorney-in-fact

EXHIBIT INDEX

			Incorporated By Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
1.1	Sales Agreement, dated December 7, 2018, by and between Zomedica Pharmaceuticals Corp. and Cantor Fitzgerald & Co.		S-3	1.1	333-228926	12/20/2018

1.2	Form of Underwriting Agreement.*

2.1	Amalgamation Agreement by and among Wise Oakwood Ventures Inc., 9674128 Canada Inc. and ZoMedica Pharmaceuticals Inc., dated March 30, 2016.		S-1	10.1	333-217409	11/20/2017

3.1	Articles of Amalgamation of Zomedica Pharmaceuticals Corp.		S-1	3.1	333-217409	4/21/2017

3.2	Amended and Restated By-Law No. 1 of Zomedica Pharmaceuticals Corp.		S-1	3.2	333-217409	4/21/2017

3.3	Certificate of Amendment and Registration of Restated Articles of Zomedica Pharmaceuticals Corp.		S-1	3.3	333-217409	4/21/2017

3.4	Certificate of Amalgamation of Zomedica Pharmaceuticals Corp.		S-1	3.4	333-217409	4/21/2017

4.1	Form of Certificate for Common Shares.		S-1	4.1	333-217409	11/20/2017

4.2	Form of Senior Debt Indenture by and between Zomedica Pharmaceuticals Corp. and the trustee.		S-3	4.2	333-228926	12/20/2018

4.3	Form of Subordinated Debt Indenture by and between Zomedica Pharmaceuticals Corp. and the trustee.		S-3	4.3	333-228926	12/20/2018

4.4	Form of Senior Note (included in Exhibit 4.2).		S-3	4.4	333-228926	12/20/2018

4.5	Form of Subordinated Note (included in Exhibit 4.3).		S-3	4.5	333-228926	12/20/2018

4.6	Form of Warrant Agreement.*

4.7	Form of Warrant Certificate.*

4.8	Form of Unit Agreement.*

4.9	Form of Subscription Agreement.*

5.1	Opinion of Tingle Merrett LLP.		S-3	5.1	333-228926	12/20/2018

5.2	Opinion of Lowenstein Sandler LLP.	S-3	5.2	333-228926	12/20/2018

23.1	Consent of Independent Registered Public Accounting Firm.	S-3	23.1	333-228926	12/20/2018

23.3	Consent of Tingle Merrett LLP (included in Exhibit 5.1).	S-3	23.3	333-228926	12/20/2018

23.4	Consent of Lowenstein Sandler LLP (included in Exhibit 5.2).	S-3	23.4	333-228926	12/20/2018

24.1	Power of Attorney	S-3	24.1	333-228926	12/20/2018

25.1	Statement of Eligibility on Form T-1 of the Trustee for the Senior Debt Indenture.**

25.2	Statement of Eligibility on Form T-1 of the Trustee for the Subordinated Debt Indenture.**

*	To be filed, if applicable, as an exhibit to a post-effective amendment to the Registration Statement or as an exhibit to a report filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**	To be filed pursuant to Section 305 (b)(2) of the Trust Indenture Act of 1939, as amended.